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                                                                     Exhibit 3.3

              CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
                PREFERENCES AND RIGHTS OF SERIES C CONVERTIBLE
                                PREFERRED STOCK
                                      OF
                             COOLSAVINGS.COM INC.


     Pursuant to Section 302 of the Michigan Business Corporation Act, MCLA 450.1302

          The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of coolsavings.com inc., a Michigan corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article III of the Corporation's Amended and Restated Articles of Incorporation and in accordance with the provisions of Section 302 of the Michigan Business Corporation Act, MCLA 450.1302:

          RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 1,300,000 shares of Series C Convertible Preferred Stock of the Corporation and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Amended and Restated Articles of Incorporation of the Corporation, as follows:

          1.   DESIGNATION AND AMOUNT. 1,300,000 shares of preferred stock shall
               ----------------------
be designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock").

          2.   DIVIDENDS.
               ---------

          (a) Dividends may be declared and paid on the Series C Preferred Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

          (b) For so long as the Series C Preferred Stock remains outstanding, the Corporation shall not, without the prior consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, pay any dividend upon any other stock ranking with respect to dividends or on liquidation junior to the Series C Preferred Stock (such stock being referred to hereinafter collectively as "Subordinate Stock"), whether in cash or other property (other than shares of Subordinate Stock), or purchase, redeem or otherwise acquire any such Subordinate Stock unless the Corporation has redeemed all shares of Series C Preferred Stock which it would theretofore have been required to redeem under
Section 8 hereof. Notwithstanding the provisions of this Section 2(b), without declaring or paying dividends on the Series C Preferred Stock, the Corporation may, subject to applicable law, repurchase or redeem shares of capital stock of the Corporation from current or former officers or employees of the Corporation pursuant to the terms of repurchase or similar agreements in effect from time to time.

          3.   LIQUIDATION, DISSOLUTION OR WINDING UP.
               --------------------------------------

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock (including, without limitation, the Series B Preferred Stock (the "Series B Preferred Stock") and any other series of Preferred Stock ranking on liquidation prior and in preference to the Series C Preferred Stock) (any such Preferred Stock being referred to hereinafter as "Superior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Subordinate Stock, an amount in cash equal to the greater of (i) the Series C Preferred Amount (as defined below) or (ii) the amount per share of Series C Preferred Stock as would have been payable had each such share of Series C Preferred Stock been converted to Common Stock immediately prior to any liquidation, dissolution or winding up. The "Series C Preferred Amount" with respect to each share of Series C Preferred Stock shall mean, as at any date, the Series C Stated Value (defined below) plus a cash amount per share equal to eight percent (8%) per annum of the Series C Stated Value, calculated at a simple rate of interest from the date such share was originally issued by the Corporation (the "Series C Initial Issuance Date"). The "Series C Stated Value" shall mean $1.665 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or stock combination with respect to the Series C Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its shareholders after payment in full of amounts required to be paid or distributed to holders, if any, of Superior Preferred Stock shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series C Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

          (b) After the payment of all preferential amounts required to be paid to the holders of Superior Preferred Stock and Series C Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its shareholders.

          (c) Provided that the holders of a majority of the shares of Series B Preferred Stock have elected to deem any of (i) the merger or consolidation of the Corporation into or with another corporation that effects a Change of Control, (ii) the merger or consolidation of any other corporation into or with the Corporation that effects a Change of Control, or (iii) the sale,

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conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation (each of (i), (ii) and (iii) an "Extraordinary Corporate Event") to be a liquidation, dissolution or winding up of the Corporation, the holders of a majority of the Series C Preferred Stock may also elect to have such Extraordinary Corporate Event deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 3. For the purposes hereof, a "Change of Control" shall have the same meaning as otherwise defined under the terms of the Corporation's articles of incorporation. Notwithstanding the foregoing, any transactions between the Corporation and Landmark Communications, Inc. or certain of its affiliates or transferees (collectively, "Landmark") shall not constitute a Change of Control.

          4.   VOTING. Each holder of Series C Preferred Stock shall be entitled
               ------
to the number of votes equal to the aggregate number of shares (rounded to the nearest whole number) of Common Stock into which such holder's shares of Series C Preferred Stock are convertible pursuant to Section 5 hereof (as adjusted from time to time pursuant to Sections 5 and 6 hereof), at each meeting of shareholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration, including, without limitation, the election of directors. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Series C Preferred Stock shall vote together with the holders of Common Stock (and the holders of the Series B Preferred Stock) as a single class.

          5.   OPTIONAL CONVERSION.  Each share of Series C Preferred Stock may
               -------------------
be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Series C Stated Value by the Series C Conversion Price (defined below) then in effect (the "Series C Conversion Rate"), provided, however, that on any
                                         --------  -------
redemption of any Series C Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series C Preferred Stock.

          (a) The initial conversion price, subject to adjustment as provided herein, is equal to $0.1665 (the "Series C Conversion Price"). The initial Series C Conversion Rate shall be 10:1. The applicable Series C Conversion Rate and Series C Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

          (b) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series C Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this
Section 5(b), be issuable upon conversion of any Series C Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by

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

NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors.

          (c) Whenever the Series C Conversion Rate and Series C Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Series C Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Series C Conversion Rate and Series C Conversion Price that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series C Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 6(g) hereof, such notice shall be included as part of the notice required to be mailed under the provisions of Section 6(g) hereof.

          (d) In order to exercise the conversion privilege, the holder of any Series C Preferred Stock to be converted shall surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Series C Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series C Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued (the "Named Issuee"), subject to any restrictions on transfer relating to shares of the Series C Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series C Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or his or its Named Issuee, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Series C Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series C Preferred Stock not converted.

          (e) The Corporation shall at all times when the Series C Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock. Before taking any action that would cause an adjustment reducing the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will (unless waived by the holders of a majority of the Series C Preferred Stock)

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

take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

          (f) Upon any such conversion, no adjustment to the Series C Conversion Rate shall be made for accrued dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered.

          (g) All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued dividends thereon. Any shares of Series C Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

          6.   ANTI-DILUTION PROVISIONS.
               ------------------------

          (a) The Series C Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6, unless otherwise waived in writing by the holders of the majority of the Series C Preferred Stock (provided that any such waiver shall be only as to a specific Triggering Transaction (as defined below) and the waiver shall under no circumstances be deemed to generally waive any rights herein or with respect to any subsequent or continuing Triggering Transactions). For purposes of this Section 6, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the sum of (x) the number of shares of Common Stock outstanding at such time, (y) the number of shares of Common Stock issuable assuming conversion at such time of all Superior Preferred Stock and Subordinate Stock, as the case may be, and
(z) the number of shares of the Common Stock deemed to be outstanding under paragraphs 6(b)(1) to (9), inclusive, at such time.

          (b) Except as provided in Section 6(c), 6(d) or 6(f) hereof, if and whenever on or after the Series C Initial Issuance Date, the Corporation shall issue or sell or shall be deemed to have issued or sold any shares of its Common Stock (or in case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the "Triggering Transaction"), the Series C Conversion Price shall be reduced to the Series C Conversion Price (calculated to the nearest tenth of a cent) determined by dividing:

          (i) an amount equal to the sum of (x) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering

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

Transaction by the Series C Conversion Price then in effect, plus (y) the consideration, if any, received by the Corporation upon consummation of such Triggering Transaction, by

          (ii) an amount equal to the sum of (x) the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction plus (y) the number of shares of Common Stock issued (or deemed to be issued in accordance with paragraphs 6(b)(1) to (9)) in connection with the Triggering Transaction.

          For purposes of determining the adjusted Series C Conversion Price under this Section 6(b), the following paragraphs (1) to (9), inclusive, shall be applicable:

          (1) In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any Options or Convertible Securities (including without limitation the right to subscribe for or purchase any such Options or Convertible Securities) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Series C Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Series C Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (3) below.

          (2) In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Series C Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.

          (3) If the purchase price provided for in any Option referred to in paragraph (1) or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Series C Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Series C Conversion Price then in effect hereunder is hereby reduced.

          (4) On the expiration or earlier termination of any Option or the termination of any right to convert or exchange any Convertible Securities, the Series C Conversion Price then in effect hereunder shall forthwith be increased to the Series C Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (5) In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for $0.001 unless otherwise recorded on the Corporation's financial statements in accordance with generally accepted accounting principles.

          (6) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

          (7) The number of shares of Common Stock outstanding at any given time shall not include shares owned, held by or for the account of the Corporation or canceled, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 6(b).

          (8) In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold for $0.001.

          (9) For purposes of this Section 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

          (c) In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, as soon as possible after the conversion of any shares of Series C Preferred Stock, the Corporation shall pay to the person converting such shares of Series C Preferred Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends to which such holder would have been entitled if such holder had converted the shares of Series C Preferred Stock to Common Stock prior to the declaration of the Liquidating Dividends, at the then applicable Series C Conversion Price.
For the purposes of this Section 6(c), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors.

          (d) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the Series C Conversion Rate in effect immediately prior to such dividend or combination shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Series C Conversion Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the Series C Conversion Rate in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Series C Conversion Price in effect immediately prior to such combination).

          (e) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series C Preferred Stock shall have the right to acquire and receive upon conversion of the Series C Preferred Stock, which right shall be prior to the rights of the holders of Subordinate Stock (but after and subject to the rights of holders of Superior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series C Preferred Stock at the Series C Conversion Price then in effect. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series C Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Series C Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon conversion of the Series C Preferred Stock either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer. For purposes hereof, the term "Affiliate" with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

          (f) The provisions of this Section 6 shall not apply to any Common Stock, Options or Convertible Securities issued, issuable or deemed outstanding:
(i) to the holders of the Series B Preferred Stock pursuant to any rights granted to such holders of Series B Preferred Stock under the Company's Articles of Incorporation or that certain Securities Purchase Agreement dated July 30, 2001; (ii) under any Approved Plan (provided that when determining whether there are any options remaining for issuance under an Approved Plan, all shares issued and outstanding under such Approved Plan regardless of exercise price must be considered in such calculation); (iii) pursuant to Options, Convertible Securities and conversion rights in existence on the Series C Initial Issuance Date; (iv) on conversion of the Series C Preferred Stock or the warrants to purchase common stock issued to Landmark (the "Warrants"); or (v) to any issuance of additional shares of Series C Preferred Stock to the holders of the Series C Preferred Stock.

          (g)  In the event that:

          (1) the Corporation shall declare any cash dividend upon its Common Stock, or

          (2) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

          (3) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

          (4) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

          (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Series C Preferred Stock:

          (i) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

          (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (i) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series C Preferred Stock at the address of each such holder as shown on the books of the Corporation.

          (h) If at any time or from time to time on or after the Series C Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Series C Purchase Rights") pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Series C

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Conversion Price under Section 6(b) hereof, then each holder of Series C
Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Series C Purchase Rights or receipt by such holder of the notice concerning Series C Purchase Rights to which such holder shall be entitled under Section 6(g)) and upon the terms applicable to such Series C Purchase Rights either:

          (i) the aggregate Series C Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series C Preferred Stock immediately before the grant, issuance or sale of such Series C Purchase Rights; provided that if any Series C Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Series C Purchase Rights shall be distributed to the exercising holders of the Series C Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series C Preferred Stock specifically to request delivery of such rights; or

          (ii) in the event that any such Series C Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Series C Purchase Rights.

          (i) If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series C Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Series C Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in Section 6(d) hereof and then in no event to an amount larger than the Series C Conversion Price as adjusted pursuant to Section 6(d) hereof.

          7.   REDEMPTION BY THE CORPORATION
               -----------------------------

          (a) Provided that the Series B Preferred Stock has been redeemed or converted to Common Stock in its entirety prior to or as of the Series C Redemption Date (as defined below) (or the holders of a majority of the Series B Preferred Stock have otherwise consented in writing), the Corporation may elect at any time to redeem all but not less than all outstanding shares of the Series C Preferred Stock at a price in cash equal to the Series C Preferred Amount (such amount is hereinafter referred to as the "Series C Redemption Price") through the date of the applicable redemption; provided, if all of the shares of Series B Preferred Stock have not been redeemed or converted, the Corporation may not elect such redemption prior to the third anniversary of the Series C Initial Issuance Date (notwithstanding the consent of the holders of the Series B Preferred Stock).

          (b) All holders of record of shares of Series C Preferred Stock will be given at least 10 days' prior written notice of the date fixed (the "Series C Redemption Date") and the

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

place designated for redemption of all of such shares of Series C Preferred Stock pursuant to this Section 7. Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Series C Preferred Stock at such holder's address appearing on the stock register. On or before the Series C Redemption Date each holder of shares of Series C Preferred Stock shall surrender his or its certificates or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 7. On the Series C Redemption Date, all rights with respect to the Series C Preferred Stock so redeemed will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive the Series C Redemption Price. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Series C Preferred Stock which are required to be surrendered for redemption in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series C Preferred Stock represented thereby redeemed, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

          (c) In lieu of the redemption set forth above, the holders of the Series C Preferred Stock may elect to convert their shares of Series C Preferred Stock into Common Stock pursuant to Section 5 hereof provided that the holders of the Series C Preferred Stock elect to convert such shares within 10 days of the receipt of the notice set forth in Section 7(b) hereto. As soon as practicable after the receipt of such election to convert and the surrender of the certificate or certificates for Series C Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (d) Except as provided in Section 7(a) hereof, the Corporation shall have no right to redeem the shares of Series C Preferred Stock. Any shares of Series C Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

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

          IN WITNESS WHEREOF, coolsavings.com inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series C Convertible Preferred Stock to be duly executed by its PRESIDENT this 30th day of July, 2001.


                                        COOLSAVINGS.COM INC.

                                        By /s/ Matthew Moog
                                           ---------------------------
                                        Name: Matthew Moog
                                        Title: President

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